DEFERRED COMPENSATION AGREEMENT

                          PACIFIC STATE BANK PRESIDENT


     THIS AGREEMENT, made and entered into this 16th day of. December, 1995 by and between PACIFIC STATE BANK, an Oregon banking corporation, hereinafter called "Bank", and R.T. Green, hereinafter called "C.E.O.";

                                   WITNESSETH:

     WHEREAS, C.E.O. has been continuously employed by Bank as its Chief Executive Officer, since 5-1-95; and

     WHEREAS, the Board of Directors of Bank believe that C.E.O.'s continued services to Bank in that capacity will be extremely valuable to Bank; and

     WHEREAS, it is Bank's desire to provide C.E.O. with incentive for exemplary performance, and, therefore, to provide C.E.O. compensation in addition to existing compensation arrangements including future adjustments thereto as a post retirement income (or preretirement death benefits to his designated beneficiary) over and above what will be available to him under Bank's general employee profit sharing plan;

     NOW, THEREFORE, Bank and C.E.O. mutually agree as follows:

     1. DEFERRED COMPENSATION ACCOUNT, Bank shall establish a general ledger account referred to as Performance Deferred Compensation Account #2, for the purpose of reflecting the deferred compensation credits to which C.E.O. shall be entitled under the terms of this agreement.

     (a) Credits to cc un . At the conclusion of each calendar year, including 1996 and thereafter, in which C.E.O. shall have remained in Bank's employ for such year when Bank's after tax profit and loss statement has been calculated, there shall be credited to this account the sum of the amounts determined under
(i), (ii) and (iii) as follows:

(i) For each $1.00 of after tax profit above $700,000 (hereafter referred to as the profit base) as adjusted for extraordinary items and voluntarily deferred compensation as provided for in (vi) of this paragraph credit $.125 to the account up to a maximum of $20,000. The profit base may from time to time be adjusted for economic and other such items as the Bank and C.E.O. may find appropriate.

(ii) For each year in which the Bank's Return on Assets (ROA) falls in the upper 25% of its peer group the Bank shall credit to the account $2500,00. For each year in which the Bank's Return on Equity (ROE) falls in the upper 25% of its peer group the Bank shall credit to the account $2500,00.

     Peer group standing for purposes of this paragraph shall be measured by reference to Oregon and Washington banks that are included in the $50 million to $100 million - asset range as reported by Sheshunoff in their calendar year end reports. Normally such reports are issued

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                         DEFERRED COMPENSATION AGREEMENT



in February of each year.

(iii) The Bank in conjunction with the C.E.O will annually establish certain short-term and long-term goals. Such goals when established shall be summarized in writing and attached to this agreement as Exhibit A for the current year. The Board will assess the progress towards such goals during each calendar year and credit to the account an amount from $-0- to $25,000. The determination of this amount shall be entirely at the Board's discretion and not arrived at by mathematical computation.

(iv) Such credit shall be deemed to have been made upon computation as of December 31 of the computation year.

(v) The balance of such account as of December 31 of each year shall be augmented at the close of each year by an amount equal to the Bank's passbook savings account interest rate prevailing during the terminating year applied to such balance.

(vi) Within the scope of C.E.O.'s personal financial planning, C.E.O. may find it of benefit to defer some portion of his regular compensation. In addition to any amount -credited to the account under (i), (ii) and
         (iii), C.E.0. shall be entitled to defer up to 20% of his regular pretax salary and bonus amounts granted under other compensation arrangements.

     2. BENEFITS, The benefits to be paid as deferred compensation are as follows:

     (a) Retirement, If C.E.O.'s employment is terminated on or after his 65th birthday, the Bank shall pay to him in ten substantially equal annual installments the amount of the deferred compensation account as of that date. Thereafter, the total amount payable to C.E.O. shall be appropriately increased to reflect the appreciation of the deferred compensation account as provided in paragraph l(a) (v) above. Each annual installment shall include said annual appreciation on the remaining balance during the preceding year until the account shall have been paid out in full. If C.E.O. should die on or after his 65th birthday and before the ten annual payments ar made, the unpaid balance shall continue to be paid in installments for the unexpired portion of the ten-year period to his designated beneficiary in the same manner as set forth above.

     (b) Termination of Employment. If C.E.O.'s employment is terminated for any reason other than death and disability but before C.E.O. shall have reached the age of 65, then the amount in the deferred compensation account shall freeze. In the event no payments shall be made until the C.E.O. shall have reached the age of 65, at which time payments as provided in paragraph 2(a) above shall be made. After such termination if prior to reaching age 65 C.E.O. should die, or if prior to reaching age 65 C.E.O. should become disabled, then payments from such adjusted balance shall be made in the same manner and to the same extent as set forth in paragraph 2(c) below.

     (C) Disability or Death, If C.E.O.'s employment is terminated because of disability or death before he has reached the age of 65, and while he is in the Board's employ, the Board

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                         DEFERRED COMPENSATION AGREEMENT



shall make ten substantially equal annual payments to him (in the event of his disability) or his designated beneficiary (in the event of his death) in the same manner and to the same extent as provided in paragraph 2(a) above.


     (d) Death, Lump-Sum n If both C.E.O. and his designated beneficiary should die before the Bank makes a total of ten annual payments, the remaining balance of the deferred compensation account shall be determined as of the date of the designated beneficiary's death and shall be paid as promptly as possible in one lump sum to the designated beneficiary's estate or as specified in the beneficiary's Last Will and Testament, as the case may be.

     (e) Designated Beneficiary. The beneficiary referred to in this paragraph may be designated or changed by C.E.O. (without the consent of any prior beneficiary) on a form provided by the Bank and delivered to the Bank before his death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive C.E.O., the installment payments payable under paragraph 2(c) above, shall be payable to C.E.O.'s estate.

     (f) Disability Determination, C.E.O. shall be deemed to have become disabled for the purposes of paragraph 2(c) above if the Board of Directors of Bank shall find on the basis of medical evidence satisfactory to it that C.E.O. is so totally mentally or physically disabled as to be unable to engage in further employment by Bank as C.E.O. and that such disability shall be determined by competent medical personnel as likely be permanent and continuous during the remainder of his life or of such duration as to necessitate replacement of the C.E.O.

     (g) Payment Commencement. The installment payments to be made to C.E.O. under paragraph 2(a) and 2(c) shall commence on the first day of the calendar year following the date of termination of his employment. The installment payments to be made to C.E.O. under paragraph 2(b) shall commence on the first day of the month following the date on which C.E.O. shall have reached the age of 65. The installment payments to be made to the designated beneficiary under the provisions o this paragraph 2 shall commence on a date to be selected by the Board of Directors of Bank but within six months from C.E.O.'s date of death.

     3. NO TRUST Nothing contained in this agreement and no action taken pursuant to the provisions of this agreement shall create or be construed to create a trust of any Idnd, or a fiduciary relationship between Bank and C.E.O., his designated beneficiary or any other person.

     4. NO ASSIGNMENT, The right of C.E.O. or any other person to the payment of deferred compensation or other benefits under this payment of deferred compensation or other benefits under this agreement shall not be assigned, transferred, pledged, or encumbered except by Will or by the laws of descent and distribution.

     5. INCAPACITY OF BENEFICIARY- If the Board of Directors of Bank shall find that any person to whom any payment is payable under this agreement is unable to care for his affairs because of illness or accident or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee, or other legal

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                         DEFERRED COMPENSATION AGREEMENT



representative) may be paid to the spouse, a child, 'parent, or brother or sister, or to any person deemed by the Board of Directors of Bank to have incurred expense for such person otherwise entitle to payment, in accordance with the applicable provisions of paragraph 2. Any such payment shall be a complete discharge of Bank's liabilities under this agreement.


     6. BOARD'S POWERS AND LIABILITIES TIE The Board of Directors of Bank shall have full power and authority to interpret and administer this agreement. Such Board's interpretations and construction of any provision or action taken under this agreement, including any valuation of the deferred compensation account, or the amount or recipient of the payment due under it, shall be binding and conclusive on all persons for all purposes. No member of such Board shall be liable to any person for any,action taken or omitted in connection with the interpretation and administration of this agreement unless attributable to the member's willful misconduct or lack of good faith.

     7. BINDING EFFECT, This agreement shall be binding upon and inure to the benefit of the Bank, its successors and assigns and C.E.O. and his heirs, executors, administrator, and legal representatives.

     8. GOVERNING LAW, This agreement shall be construed in accordance with and governed by the law of the State of Oregon.

     9. COMPLIANCE AND LAW AND REGULATIONS, The parties intend that this agreement comply with the provisions of the Internal Revenue Code and Regulations in effect at the time of its execution. If at a later date the laws of the United States or the State of Oregon are construed in such a way as to make this agreement null and void, it shall be given effect in a manner that shall best carry out the parties' purposes and intentions.


     10. SEVERABILITY, If the Internal Revenue Service shall at any time interpret this agreement to be ineffective with regard to deferral of C.E.O.'s income, and that interpretation becomes final and unappealable, then only those amounts in the account which would be treated as taxable income by the Service at the time of such final interpretation, shall be paid over to C.E.O.. The remaining balance in the account at the time of the final interpretation shall be distributed to C.E.O. according to paragraph 2.

     11. ENTIRE AGREEMENT, This agreement supersedes all other agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements.

     12. NOTICE, Any notice to be delivered under this agreement shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to Bank or C.E.O. at their last known addresses.

     13. NON-WAIVER, No delay or failure by either party to exercise any right under

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                         DEFERRED COMPENSATION AGREEMENT


this agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

     14. HEADINGS, Headings in this agreement are for convenience only and shall not be used to interpret or construe its provisions.

     15. MODIFICATION OR CANCELLATION. This agreement may be modified or canceled at any time by action of the Board of Directors.

     16.   COUNTERPARTS,   This  agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, The Board of Directors of Bank has caused this agreement to be executed by its duly authorized officers, and C.E.O. hereunder has set his hand and seal as of the date first above written.

                                                PACIFIC STATE BANK

                                                        By
                                            Thomas S. Tymchuk, Chairman


ATTEST:


David Morgan, Secretary


                                                      "BANK"


                                              R. T. Green, President

                                                     "C.E.O."




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